Exhibit 10.40.1

Amendment to Employment Agreement

This Amendment to the Employment Agreement (the “Agreement”), dated as of October 15, 2007, between Carolyn R. Biggs (the “Executive”) and Saks Incorporated (the “Company”) is entered into as of June 13th, 2008 by the Company and the Executive.

Capitalized terms used in this Amendment, but not defined shall have the same meaning ascribed to them in the Agreement.

Recitals

WHEREAS, the Company and the Executive mutually agree that the Executive’s employment with the Company shall terminate effective January 31, 2009, and the Company and the Executive agree that such termination shall be considered a termination without Cause under the Employment Agreement;

WHEREAS, the Company is desirous of extending the period of Executive’s non-competition period, and Executive is amenable to extending same upon the terms and conditions set forth herein; and

WHEREAS, the Company and the Executive desire to amend the Agreement to set forth their further understandings with respect to the termination of the Executive’s employment.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree to amend the Employment Agreement as follows:

1. Section 1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Employment; Term. The Company shall continue to employ the Executive for the term of this Agreement, which commence on the Effective Date and shall continue until January 31, 2009 (the “Date of Termination”). The Executive shall report to the Company’s Chief Merchandising Officer and shall carry out such projects and tasks as assigned or otherwise directed by the Company’s Chief Executive Officer, Chief Merchandising Officer, and/or any of their designees from time-to-time, and the Executive’s place of business shall be located in New York, New York. Effective October 15, 2007, all prior agreements and arrangements shall terminate and shall be of no further force or effect. As used in this Agreement, the “Employment Termination Date” shall be the Date of Termination or such earlier date on which the Executive’s employment with the Company is terminated.

2. Section 2 of the Agreement is hereby amended to add the following:

“The Executive shall assist in the process of transitioning the Executive’s duties and responsibilities to her successor through and including the Date of Termination, as requested by the Company’s Chief Executive Officer, Chief Merchandising Officer and/or any of their designees.”

3. Section 4(a)(ii)(C) is hereby deleted and replaced in its entirety with the following:

“(C) the amount of any annual cash bonus earned by the Executive for the fiscal year in which the Employment Termination Date occurs, determined following the end of such fiscal year, with the entire amount of such bonus being determined in accordance with the applicable formula or the achievement of the corporate objectives applicable to the Executive and her direct reports, which bonus amount shall be (1) multiplied by a fraction the numerator of which is the number of days that have elapsed during the fiscal year in which the Employment Termination Date occurs to and including the Employment Termination Date and the denominator of which is 365, provided that such annual cash bonus shall be no less than the Executive’s target bonus potential of 50% of Base Salary for such fiscal year if the Executive remains employed continuously with the Company from the Effective Date through the Date of Termination, and (2) paid to the Executive by the Company at the time that bonuses for such fiscal year are paid to the other senior executives of the Company; but if the Employment Termination Date occurs during the first six months of the Company’s fiscal year, no bonus amount shall be payable for such fiscal year;”

4. Section 4(a)(ii)(D)(2) is hereby deleted and replaced in its entirety with the following:

“(2) performance shares that have not been earned and are subject to restrictions on vesting based on the achievement of performance goals shall vest based on the achievement of such performance goals, such achievement to be determined following the end of the performance period, with the number of such performance shares determined to have vested being multiplied by a fraction, the numerator of which is the number of days between the date of grant of such performance shares and the Employment Termination Date and the denominator of which is the number of days between the date of grant of such performance shares and the date of the end of the performance period, provided that no less than the target number of such performance shares shall vest if the Executive remains employed continuously with the Company from the Effective Date through the Date of Termination, which performance shares shall be paid to the Executive by the Company at the time that performance shares for such performance period are paid to the other senior executives of the Company;”

5. Section 4(a)(ii)(E) is hereby deleted and replaced in its entirety with the following:

“(E) reimbursement of the Executive for the amount expended by the Executive for the cost of medical insurance coverage under COBRA for the Executive and the Executive’s dependents from the Employment Termination Date until the end of the third month following the month in which the Executive reaches the age of 65.”

6. Section 12(b)(iv) is hereby amended to delete “12 months” and to replace it with “24 months.”

The parties agree that the Executive’s termination of employment with the Company on the Date of Termination, as contemplated by this Amendment, shall be deemed a termination “without Cause” pursuant to Section 4(a) of the Agreement. Notwithstanding the foregoing, and for purpose of clarification, the parties hereto agree and confirm that nothing contained herein shall affect the Executive’s right to receive any benefits to which such Executive would be entitled pursuant to Section 4(b) of the Agreement.

The Executive hereby waives any notice requirement provided for under the Agreement and agrees that the Company’s failure to comply with any such requirements with respect to this Amendment will not affect the validity thereof.

Except as expressly modified herein, all other terms of the Agreement shall remain in full force and effect.

In witness whereof, each of the Company and the Executive has executed this Amendment to be effective as of the date indicated above.

SAKS INCORPORATED

By:	/s/ Michael Brizel
	Name:	Michael Brizel
	Title:	EVP and General Counsel

/s/ Carolyn R. Biggs
Carolyn R. Biggs

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